UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 20, 2012

JMG Exploration, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-32438 (Commission File Number)	20-1373949 (IRS employer identification no.)
180 South Lake Ave. Seventh Floor Pasadena, CA	91101
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(626) 792-3842

 (Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On April 20, 2012, JMG entered into a non-binding Letter of Intent to acquire Ad-Vantage Networks, Inc., a development stage corporation that is engaged in digital advertising service technology.

The acquisition will result in the current stockholders of JMG owning approximately 12.9% of the Company on a fully diluted basis and the security holders of Ad-Vantage, together with certain new investors, option holders and warrant holders owning the balance.

The transaction is subject to a 90 day due diligence period, the entry into definitive agreements and other customary conditions. No assurance can be given that the transaction between JMG and Ad-Vantage can or will be completed.

On completion of the proposed transaction:

•

Ad-Vantage will become a wholly owned subsidiary of JMG Exploration;

•

JMG will seek to implement a one-for-two reverse stock split:

•

JMG will extend its three classes of warrants ($4.25, $5.00 and $6.00) for a period of 18 months from the closing of the transaction;

•

JMG will cause the officers and directors of Ad-Vantage to become officers and directors of JMG Exploration; and

•

JMG will have a board of directors that will consist of five persons, two of whom will be designated by Ad-Vantage, two by JMG and one independent director to be mutually designated by the parties.

Item 9.01    Financial Statements and Exhibits.

On April 20, 2012, JMG Exploration, Inc. issued a press release indicating that the Company entered into a non-binding Letter of Intent to acquire Ad-Vantage Networks, Inc.. A copy of that press release is attached to this report as Exhibit 99.1.

 (c) Exhibits

Exhibit No.	Description
99.1	Press Release dated April 20, 2012

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2012	JMG Exploration, Inc.
/s/ Justin Yorke
Justin Yorke Chief Executive Officer